Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	MoneyGram International, Inc. (MGI )

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	May 18, 2011

Footnotes to Form 4

(1)  Thomas H. Lee Advisors, LLC (“Advisors”) may be deemed to beneficially own the shares of the Issuer owned directly by each of Thomas H. Lee Equity Fund VI, L.P. (“Equity”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel”), Thomas H. Lee Equity Parallel (DT) Fund VI, L.P. (“DT”), THL Equity Fund VI Investors (MoneyGram), LLC (“Investors”), THL Coinvestment Partners, L.P. and THL Operating Partners, L.P., and thus may be deemed to own all of the shares set forth in this statement.  Advisors disclaims beneficial ownership of  such shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

THL Equity Advisors VI, LLC (“Advisors VI”) may be deemed to beneficially own the shares of the Issuer owned directly by each of Equity, Parallel, DT and Investors.  Consequently, Advisors VI (i) may be deemed to have beneficially owned 480,571.038 of the shares of the Series B Participating  Convertible Preferred Stock (“Series B Stock”) set forth in Table II, (ii) may be deemed to have acquired beneficial ownership of 278,088,855 of the shares of Common Stock set forth in the first row of box 4 in Table I and 27,341,935 of the shares of Common Stock set forth in the second row of box 4 in Table I, and (iii) thus may be deemed to beneficially own 305,430,790 of the shares of Common Stock set forth in the second row of box 5 of Table I.  Advisors VI disclaims beneficial ownership of  such shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

Equity (i) was the direct owner of 267,106.397 of the shares of the Series B Stock set forth in Table II, (ii) acquired direct ownership of 154,564,687 of the shares of Common Stock set forth in the first row of box 4 in Table I and 15,196,933 of the shares of Common Stock set forth in the second row of box 4 in Table I, and (iii) thus is the direct owner of 169,761,620 of the shares of Common Stock set forth in the second row of box 5 of Table I.

Parallel (i) was the direct owner of 180,870.241 of the shares of the Series B Stock set forth in Table II, (ii) acquired direct ownership of 104,662,983 of the shares of Common Stock set forth in the first row of box 4 in Table I and 10,290,554 of the shares of Common Stock set forth in the second row of box 4 in Table I, and (iii) thus is the direct owner of 114,953,537 of the shares of Common Stock set forth in the second row of box 5 of Table I.

(2) The shares set forth in box 4 of this row were acquired from the Issuer pursuant to that certain Recapitalization Agreement (the “Recapitalization Agreement”), by and among the Issuer and the Investors party thereto dated March 7, 2011, as amended May 4, 2011.  Pursuant to the Recapitalization Agreement (i) the holders of the Series B Stock set forth in Table II agreed (subject to the satisfaction or waiver of certain conditions) to convert all of their shares of Series B Stock into Common Stock in accordance with the Certificate of Designations, Preferences and Rights of the Series B Stock (the “Series B Certificate of Designations”) and (ii) as an inducement to holders of the Series B Stock set forth in Table II to convert their Series B Stock and thereby forgo the rights to liquidation preferences and future dividends provided for in the Series B Certificate of Designations, the Issuer agreed to pay consideration consisting of cash and the additional shares of Common Stock set forth in box 4 of this row of Table I.  On May 18, 2011, the transactions contemplated by the Recapitalization Agreement were consummated, and among other actions, the shares of Series B Stock set forth in Table II were converted into Common Stock in accordance with the Series B Certificate of Designations (as set forth in Table II and the first row of Table I), and the Issuer issued the additional shares of Common Stock set forth in box 4 of this row of Table I to the persons previously holding the Series B Stock set forth in Table II.  The closing market price per share of the Issuer’s Common Stock on May 18, 2011 was $3.40.

(3) The Series B Stock had no expiration date.

(4) Not applicable.

(5) Immediately exercisable.